News Release - June 9, 2005

Berry Petroleum Company                                                                   Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                                                    E-mail: ir@bry.com
Bakersfield, California 93309-0640                                                          Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY ANNOUNCES

$50 MILLION SHARE REPURCHASE PLAN

Bakersfield, CA - June 9, 2005 - Berry Petroleum Company (NYSE:BRY) today announced that its Board of Directors has authorized a share repurchase program for up to an aggregate of $50 million of the Company's outstanding Class A Common Stock. The Company presently has approximately 22 million shares outstanding.

Robert Heinemann, president and chief executive officer stated, "We believe our shares provide an excellent investment opportunity as we have delivered consistent strong results with a five-year average return on equity of 22%, and a five-year average return on capital employed of 19%. We are currently executing a record capital program, and our portfolio of development projects coupled with strong commodity prices should enable us to continue delivering similar returns. Furthermore, Berry has promising exploitation opportunities with significant upside that the Company is beginning to appraise within its 2005 drilling plan."

Management expects such purchases to be made from time to time in the open market, in private transactions or otherwise, subject to market conditions and other factors. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchases will be consummated.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with an estimated 124 million barrels of proved reserves at March 31, 2005.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving risks and uncertainties discussed in detail in the Company's Securities and Exchange Commission filing and reports, including the Company's 2004 Annual Report to shareholders. Actual results may vary due to these or other risks and uncertainties.

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